Exhibit 99.1

Eli Ayalon, DSP Group CEO, to Chair Likud Election Campaign

SAN JOSE, Calif., November 22, 2008 — Eli Ayalon, Chairman and Chief Executive Officer of DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing solutions for the residential wireless market, has announced that he intends to accept the position of Chair of the Likud Campaign Committee for the Israel Knesset election scheduled to be held on February 10, 2009. Mr. Ayalon will continue as Chairman of DSP Group, but in light of the demands of his position as campaign chair he will take a temporary leave of absence in performing the functions of Chief Executive Officer.

During this three month period, it is expected that the DSP Group Board will temporarily divide the responsibilities of the Chief Executive Officer between Boaz Edan, currently Chief Operating Officer, who will have responsibility for the Company’s research and development, manufacturing, logistics and finance functions, and Ofer Elyakim, President of South East Asia Operations, who will have responsibility for the Company’s sales and marketing functions. Mr. Edan and Mr. Elyakim will report to a Committee of the Board, comprised of Zvi Limon and Yair Seroussi, both long-standing, independent members of the Board.

Commenting on the matter, Mr. Ayalon stated “We have a strong management team and I have full confidence in their ability to operate the Company effectively during this temporary period of my reduced activity. I intend to resume my responsibilities as Chief Executive Officer promptly following the election and will of course remain involved in the Company’s affairs and available to consult with management and the Board during the period of my reduced involvement in its day-to-day affairs.”

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering advanced chip-set solutions for a variety of applications. DSP Group is a worldwide leader in the short-range wireless communication market, enabling home networking convergence for voice, video and data. By combining its in-house technologies of Digital Signal Processors (DSPs), portfolio of wireless communication protocols, including DECT, Bluetooth and Wi-Fi, most advanced Radio Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a worldwide leader and a one-stop-shop for a wide range of applications. These applications include ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony, European DECT (1.9GHz) telephony, Bluetooth systems for voice, video and data communication and deployment in residential, SOHO, SME, enterprise and automotive applications. DSP Group’s ICs provide solutions for MP3 players, VoIP Phones, Gateways, and Integrated Access Devices and are widely used in Digital Voice Recorders. More information about DSP Group is available at www.dspg.com.

For more information, please contact Ofer Elyakim, DSP Group Inc. at +852-9017-5426; or e-mail: ofere@dsp.co.il.